Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Jane Petrino
(650) 266-1407	212-845-4274
doyle@renovis.com	jane.petrino@eurorscg.com

Phase III SAINT II Trial for NXY-059/Cerovive Will Continue as Planned

Following Interim Safety Review

South San Francisco, California, December 12, 2005 — Renovis, Inc. (Nasdaq: RNVS) today announced that AstraZeneca, exclusive licensee of NXY-059/Cerovive®, will continue as planned with the Phase III SAINT II trial following an interim safety review undertaken by the Independent Data and Safety Monitoring Board (IDMB) and the trial Steering Committee. SAINT II is evaluating the efficacy of NXY-059/Cerovive on disability in acute ischemic stroke patients. This interim analysis was planned following the decision by AstraZeneca to expand the size of the SAINT II trial from 1,700 to 3,200 patients and included safety data in 1,597 patients.

The SAINT II trial is designed to confirm the positive findings of the SAINT I trial, which showed NXY-059/Cerovive to be the first neuroprotectant to demonstrate a statistically significant reduction versus placebo on the primary outcome of disability after an acute ischemic stroke (p=0.038), as measured by the modified Rankin Scale. Importantly, no major safety concerns or tolerability problems emerged with NXY-059/Cerovive during the conduct of the SAINT I trial, beyond those expected in trials involving patients with acute stroke.

“The IDMB’s recommendation to continue SAINT II as planned following their review of safety data from the trial is welcome news,” said Corey Goodman, Ph.D., President and Chief Executive Officer of Renovis. “We interpret this recommendation as further support that NXY-059/Cerovive is well tolerated in acute ischemic stroke patients. This is an important characteristic of NXY-059/Cerovive in a population of patients previously found to be highly vulnerable to adverse effects of many other drug candidates tested to date.”

The decision to increase patient enrollment in the SAINT II trial was made following the SAINT I trial in order to improve the statistical powering of SAINT II and to provide a definitive conclusion to the positive results seen in SAINT I. Dependent on the results of a full evaluation of the efficacy and safety profile of NXY-059/Cerovive from both of the SAINT trials, in addition to the Phase II CHANT trial, AstraZeneca plans to file regulatory submissions in the first half of 2007.

The SAINT II trial is being conducted worldwide in approximately 350 centers across approximately 30 countries to evaluate the effect of the drug candidate in acute ischemic stroke patients. These countries and regions include: Europe, Asia, Australia, New Zealand, South Africa, United States, Canada and Latin America. The safety of patients included in the trial is being continually evaluated as part of the blinded safety evaluation in the study protocol.

Additionally, as announced in October, the CHANT (Cerebral Hemorrhagic and NXY-059 Treatment) trial has completed enrollment and results are expected in the first quarter of 2006. CHANT is a double-blind, randomized, placebo-controlled, parallel-group, multi-center, Phase IIb study to assess the safety and tolerability of 72 hours intravenous infusion of NXY-059/Cerovive in adult patients with acute intracerebral hemorrhage. The trial involves 130 centers in 21 countries.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, NXY-059/Cerovive, is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. NXY-059/Cerovive, an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. Our research and development programs focus on major medical needs in the areas of neuroprotection and pain. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

NXY-059/Cerovive is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors, which could cause actual results or events to differ materially from the forward-looking statements that we make, are described in greater detail in the “Risk Factors” section of our Quarterly Report on

Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2005. We do not assume any obligation to update any forward-looking statements.

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